24.00% ELKS (Equity LinKed Notes)

Based Upon the Common Stock of Merrill Lynch & Co., Inc.

Final Terms and Conditions

March 13, 2008

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The creditworthiness of Citigroup Funding is Aa3/AA- (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Currency:	United States Dollar (“USD”).

Underlying Stock:	Merrill Lynch & Co., Inc. (NYSE, “MER”).

Offering:	24.00% Merrill Lynch & Co., Inc. Equity LinKed Securities (the “ELKS”).

Issue Size:	238,600 Units (Principal Amount of USD 11,037,636.00).

Trade Date:	March 13, 2008.

Issue Date:	March 18, 2008.

Valuation Date:	September 15, 2008.

Maturity Date:	September 18, 2008.

Offering Price:	USD 46.26 per Unit.

Coupon:	24.00% per annum paid quarterly.

Initial Stock Price:	USD 46.26 (or 100%).

Final Stock Price:	The closing price of the Underlying Stock on the Valuation Date.

Cap Price:	USD 50.89 (or approximately 110% of the Initial Stock Price).

Payment at Maturity:

For each ELKS of USD 46.26:

1)      If the Final Stock Price is less than or equal to the Initial Stock Price and:

a)      the Underlying Stock depreciates by approximately 20% or more, to a price of USD 37.01 or lower, relative to the Initial Stock Price at any time after the Trade Date up to and including the Valuation Date (including intra-day) during the term of the ELKS, then the USD cash value of the number of shares of the Underlying Stock for each ELKS equal to the product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

b)      the Underlying Stock does not depreciate by approximately 20% or more, to a price of USD 37.01 or lower, relative to the Initial Stock Price at any time after the Trade Date up to and including the Valuation Date (including intra-day) during

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

24.00% ELKS (Equity LinKed Notes)

Based Upon the Common Stock of Merrill Lynch & Co., Inc.

Final Terms and Conditions

March 13, 2008

         the term of the ELKS, then a payment of USD 46.26 per Unit.

2)      If the Final Stock Price is greater than the Initial Stock Price and:

a)      the Final Stock Price is less than or equal to the Cap Price then the USD cash value of the number of shares of the Underlying Stock for each ELKS equal to product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

b)      the Final Stock Price is greater than the Cap Price then the USD cash value of the number of shares of the Underlying Stock for each ELKS equal to product of (i) the Exchange Ratio (ii) the Final Stock Price and (iii) a ratio equal to the Cap Price divided by the Final Stock Price.

Exchange Ratio:	1.0 share of the Underlying Stock for each ELKS of USD 46.26 principal amount with any fractional shares to be paid in cash.

Other:	Citigroup Funding will have the right to call the ELKS at any time, in whole but not in part, for the call price described in the pricing supplement, in the event that the Underlying Stock enters into a definitive agreement with respect to a Callable Reorganization Event. A Callable Reorganization Event is a Reorganization Event where the cash, securities (other than Marketable Securities) or other property to be received for the Underlying Stock has a market value on the effective date greater than or equal to 25% of the transaction value on the effective date.

Business Days:	A day on which commercial banks in New York are open.

Calculation Agent:	Citigroup Global Markets Inc.

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 46.26.

Clearing and Settlement:	DTC.

Listing:	None.

CUSIP:	17313G 407.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

2